Exhibit 99.3

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and Selected Financial Data included elsewhere in this Form 10-K.

Overview

      Business. We are the largest title insurance and diversified real estate information services and solutions company in the United States. Our title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issued approximately 29% of all title insurance policies issued nationally during 2002. Through our subsidiary, Fidelity Information Services, Inc. (“FIS”), which we acquired on April 1, 2003 (see “Recent Developments”), we are a worldwide provider and one of the largest providers of information-based technology solutions and processing services to financial institutions and the mortgage and financial services industries in the United States. FIS applications process nearly 50% of all residential mortgage loans by dollar value in the United States, with balances exceeding $3.6 trillion. FIS has processing and technology relationships with 45 of the top 50 banks in the United States and has clients in more than 50 countries who rely on its processing and outsourcing products and services.

      We have six reporting segments: title insurance; financial institution software and services; lender outsourcing solutions; information services; specialty insurance; and corporate and other. The title insurance segment consists of our title insurance underwriters and our wholly-owned title insurance agencies. The title segment provides core title insurance and escrow and other title related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances. The financial institution software and services segment consists primarily of the operations of FIS, which was acquired on April 1, 2003 (see “Recent Developments”) and subsequent acquisitions of WebTone, Aurum and Sanchez. This segment focuses on two primary markets, financial institution processing and mortgage loan processing, as well as our Empower and Softpro software products. The lender outsourcing solutions segment includes our loan facilitation services, which consist of centralized, customized title agency and closing services, which we offer to first mortgage, refinance, home equity and sub-prime lenders, and our default management services, which include foreclosure posting and publishing services, loan portfolio services, field services and property management, and which allow our customers to outsource the business processes necessary to take a loan and the underlying real estate securing the loan though the default and foreclosure process. The information services segment offers real estate information related services. Included in the information services we provide are property appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and certification and multiple listing software and services. The specialty insurance segment, consisting of our various non-title insurance subsidiaries, issues flood, home warranty and homeowners insurance policies. The corporate and other segment consists of the operations of the parent holding company, certain other unallocated corporate overhead expenses, the operations of our wholly-owned equipment-leasing subsidiary and other small operations.

      Economic Factors Affecting Title Industry. Title insurance revenue is closely related to the level of real estate activity and the average price of real estate sales. Real estate sales are directly affected by the availability of funds to finance purchases, predominantly mortgage interest rates. Other factors affecting real estate activity include, but are not limited to, demand for housing, employment levels, family income levels and general economic conditions. In addition to real estate sales, mortgage refinancing is an important source of title insurance revenue. We have found that residential real estate activity generally decreases in the following situations:

•	when mortgage interest rates are high or increasing;

•	when the mortgage funding supply is limited; and

•	when the United States economy is weak.

      Because commercial real estate transactions tend to be driven more by supply and demand for commercial space and occupancy rates in a particular area rather than by macroeconomic events, our commercial real estate title insurance business can generate revenues which offset the industry cycles discussed above.

      Historically, real estate transactions have produced seasonal revenue levels for title insurers. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The fourth calendar quarter is typically the strongest in terms of revenue due to commercial entities desiring to complete transactions by year-end. Significant changes in interest rates may alter these traditional seasonal patterns due to the effect the cost of financing has on the volume of real estate transactions.

      Economic Factors Affecting the Financial Institution Software and Services segment. Revenues from our mortgage loan processing, financial institution processing and auto processing services are closely related to transactional volume of our customers. We typically earn a negotiated charge or fee for each transaction processed on our systems. The long-term nature of the contracts, the recurring revenue stream and the lack of correlation to the mortgage origination cycle leads to this business being significantly less cyclical than our title insurance and real estate transaction business.

      The ability to grow our mortgage loan processing business is directly correlated to the total population of mortgage debt outstanding. The total population of residential mortgage debt has been growing approximately 8 to 10% per year in recent years, regardless of the volatility of refinance activity. Specific economic factors relating to mortgage debt growth include housing starts and new home sales.

      Revenue volumes for our financial institution processing business are closely tied to total transactional volume of our customers. Increases in deposit and lending transactions can positively impact our business and thus the condition of the overall economy can have an impact on our growth. However, even when the economy is weak, there is a base level of transactional volume.

      We are also impacted by the decision of financial institutions to outsource the services we provide versus performing them “in-house”. These decisions generally are based on the size of the institution, consideration of our pricing structure and level of support for our products along with general economic factors that exist at the time.

      Revenue Recognition. The following describes our revenue recognition policies as it pertains to each of our segments:

      Title Segment. Our direct title insurance premiums and escrow and other title related fees are recognized as revenue at the time of closing of the related transaction as the earnings process is considered complete. Our agency title insurance premiums are recognized as revenue when policies are reported to us and are recorded as revenue on a gross basis (before the deduction of agent commissions). In addition, we accrue for unreported agency title insurance premiums based on historical reporting patterns of our agents and current trends.

      Financial Institution Software and Services. In this segment, we recognize revenues relating to bank processing services and mortgage processing services along with software licensing and services. Several of our contracts include a software license and one or more of the following services: data processing, development, implementation, conversion, programming, maintenance and application management. In some cases, these services are offered in combination with one another and in other cases we offer them individually. Revenues from bank and mortgage processing services are typically volume-based depending on factors such as the estimated number of accounts, transactions processed and computer resources utilized.

      The substantial majority of our revenues in this segment are from outsourced data processing and application management arrangements. Revenues from these arrangements are recognized as services are performed. Revenue and incremental direct costs related to implementation, conversion and programming services associated with our data processing and application management agreements are deferred during the implementation phase and subsequently recognized over the term of the related agreement. At each reporting period, each contract with related deferred costs is evaluated for impairment, and if impairment is evident, deferred costs are adjusted accordingly.

      In other revenue producing transactions, we use several different accounting policies related to revenue recognition, depending on the type of transaction. We recognize software license and maintenance fees as well as associated development, implementation, conversion and programming fees, in accordance with the American Institute of Certified Public Accountants’ Statement of Position 97-2, or SOP 97-2, entitled “Software Revenue Recognition,” and SOP 98-9, entitled “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that vendor-specific objective evidence, or VSOE, has been established for each element or for the undelivered elements. We determine the fair value of each element or the undelivered elements in multi-element software arrangements based on VSOE. If the arrangement is subject to accounting under SOP 97-2, VSOE for each element is based on either the price charged when the same element is sold separately or in the case of maintenance, using a substantive renewal rate. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from maintenance and support is recognized ratably over the term of the agreement. We record deferred revenue for maintenance amounts invoiced prior to revenue recognition.

      With respect to a small percentage of our revenues, we use contract accounting, as required by SOP 97-2, when the arrangement with the customer includes significant customization, modification, or production of software. For elements accounted for under contract accounting, revenue is recognized in accordance with SOP 81-1, “Accounting for Performance of Construction Type and Certain Production-Type Contracts,” using the percentage-of-completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made. Revenue in excess of billings on these agreements is recorded as unbilled receivables and is included in accounts receivable. Billings in excess of revenue recognized on these agreements are recorded as deferred revenue until revenue recognition criteria are met. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When our estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

      Lender Outsourcing Solutions. In this segment, we recognize revenues from loan facilitation services and default management services. Loan facilitation services include centralized title agency and closing services for various types of lenders. Revenues relating to centralized title agency and closing services are recognized at the time of closing of the related real estate transaction. Ancillary service fees are recognized when the service is provided. Default management services consist of services provided to assist customers through the default and foreclosure process, including property preservation and maintenance services (such as lock changes, window replacement, debris removal and lawn service), posting and publication of foreclosure and auction notices, title searches, document preparation and recording services, and referrals for legal and property brokerage services. Revenues from default management services are recognized upon completion of the underlying service.

      Information Services. In this segment, we record revenue from providing data or data-related services. These services principally include appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and multiple listing software and services.

      Our flood and tax units provide various services including life-of-loan monitoring services. Revenue for life-of-loan services is deferred and recognized ratably over the estimated average life of the loan service period, which is determined based on our historical experience. We evaluate our historical experience on a quarterly basis, and adjust the estimated life of the loan service period prospectively. Revenue derived from software and service arrangements is recognized in accordance with SOP 97-2 as further described above. Revenues from other services in this segment are recognized as the services are performed.

      Specialty Insurance Segment. Revenues from home warranty and homeowners insurance policies are recognized over the life of the policy, which is one year. Revenues and commissions related to the sale of flood insurance are recognized when the policy is reported.

Factors Affecting Comparability

      Year ended December 31, 2003. Our Consolidated Statements of Earnings for 2003 include the results of operations of FIS, which we acquired on April 1, 2003, and various other entities acquired on various dates during 2003, as discussed in Note B of Notes to Consolidated Financial Statements. Net earnings from our financial institution software and services segment, which includes FIS for the period from April 1, 2003 through December 31, 2003, represented 8.3% of our total net earnings for 2003 as compared with 0.5% of our total net earnings in 2002. The increase in net earnings from our financial institution software and services segment in 2003 is primarily due to the acquisition of FIS. We expect our percentage of net earnings in our financial institution software and services segment as a percentage of our total net earnings to increase in 2004 as a result of including a full year of FIS operating results in 2004, organic growth we are experiencing within FIS and the acquisitions of WebTone in the third quarter of 2003, Aurum in the first quarter of 2004, and Sanchez, which we expect to close in April 2004. During the third quarter of 2003, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003, as discussed in Note L of Notes to Consolidated Financial Statements. Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. Net income, as a result of the adoption of SFAS No. 123, for the year ended December 31, 2003 reflects an expense of $3.9 million, which is included in the reported financial results. Also during the third quarter of 2003, we recorded $26.3 million in pre-tax expenses relating to the migration of data center operations from FNIS to FIS and $12.9 million in pre-tax expenses relating to the relocation of our corporate headquarters to Jacksonville, Florida. In addition, during 2003, we recorded a pre-tax expense of $7.9 million relating to the write-off of intangible assets, software and license fees. See Notes A and B of Notes to Consolidated Financial Statements. In addition, we realized a gain of $51.7 million as a result of InterActive Corp’s acquisition of Lending Tree Inc. and the subsequent sale of our InterActive Corp common stock in the third quarter and we realized a gain of $25.0 million on the sale of New Century Financial Corporation common stock.

      Year ended December 31, 2001. Our Consolidated Statements of Earnings for 2001 include the former operations of Vista Information Solutions, Inc. for the period from August 1, 2001, the acquisition date, through December 31, 2001. Also, in 2001, we recorded a $5.7 million, after-tax charge, reflected as a cumulative effect of a change in accounting principle, as a result of adopting EITF 99-20 and we recorded certain charges totaling $10.0 million, after applicable taxes relating to the discontinuation of small-ticket lease origination at FNF Capital and the wholesale international long distance business at Micro General Corporation.

Results of Operations

      Net Earnings. The following table presents certain financial data for the years indicated:

	Year Ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Total revenue	$7,715,215	$5,082,640	$3,874,107

Total expenses	$6,294,576	$4,231,340	$3,350,386

Net earnings	$861,820	$531,717	$305,476

Basic net earnings per share	$5.81	$4.05	$2.36

Diluted net earnings per share	$5.63	$3.91	$2.29

     Revenue. The following table presents the components of our revenue:

	Year Ended December 31,
	2003	2002	2001
	(Dollars in thousands)
Direct title insurance premiums	$2,400,870	$1,610,792	$1,291,276
Agency title insurance premiums	2,337,381	1,936,937	1,403,203
Escrow and other title related fees	1,056,448	789,730	651,851
Financial institution software and services	700,392	12,428	2,432
Lender outsourcing solutions (excludes title premiums of $288.2 million, $46.7 million and $34.0 million in 2003, 2002 and 2001 respectively that are included in title premiums above)	316,211	167,492	90,154
Information services	545,158	369,477	247,414
Specialty insurance	135,231	46,061	34,678
Interest and investment income	60,345	74,577	89,649
Realized gains and losses, net	106,385	15,459	9,805
Other income	56,794	59,687	53,645

Total revenue	$7,715,215	$5,082,640	$3,874,107

Orders opened by direct title operations	4,820,700	3,228,300	2,635,200
Orders closed by direct title operations	3,694,000	2,290,300	1,770,600

     Title insurance revenue is closely related to the level of real estate activity and the average price of real estate sales on both a national and local basis. Real estate sales are directly affected by changes in the cost of financing purchases of real estate, predominantly mortgage interest rates. Other macroeconomic factors affecting real estate activity include, but are not limited to, demand for housing, employment levels, family income levels and general economic conditions. Because these factors can change dramatically, revenue levels in the title insurance industry can also change dramatically. For example, beginning in the second half of 1999 and through 2000, steady interest rate increases caused by actions taken by the Federal Reserve Board resulted in a significant decline in refinancing transactions. As a result, the market shifted from a refinance-driven market in 1998 to a more traditional market driven by new home purchases and resales in 1999 and 2000. However, beginning in January 2001 and continuing through June of 2003, the Federal Reserve Board reduced interest rates by 550 basis points, bringing interest rates down to their lowest level in recent history, which again has significantly increased the volume of refinance activity. Beginning in mid-June 2003 and continuing through December 2003, the ten-year treasury bond yield steadily increased from a low of nearly 3.0% to more than 4.5%, causing mortgage interest rates to rise, which has decreased the volume of refinance activity.

     Total revenue in 2003 increased $2,632.6 million to $7,715.2 million, an increase of 51.8% over 2002. Total revenue in 2002 increased $1,208.5 million, or 31.2% to $5,082.6 million from $3,874.1 million in 2001. The increase in total revenue in 2003 and 2002 is due in part to increases in real estate and refinance activity as a result of decreasing interest rates. Further, the acquisitions of financial institution processing and outsourcing service companies, real estate information service companies and specialty insurance companies and the integration of these operations into our core businesses in 2003 and increased realized gains on investments, also contributed to increased revenue in 2003.

     Including title insurance premiums that are part of the lender outsourcing solutions segment, premiums were $4,738.3 million in 2003, $3,547.7 million in 2002 and $2,694.5 million in 2001. These increases in 2003 and 2002 are due primarily to increases in resale and refinance activity as a result of the decline in interest rates through mid-year 2003. The increase in resale and refinance activity in 2003 and 2002 has been partially offset by a decrease in the average fee per file. The decrease in fee per file is consistent with the overall increased level of refinance activity experienced during 2003 and 2002. However, the overall decrease in fee per file was partially offset by increases in the fee per file in the second half of 2003 as mortgage interest rates rose, and the mix of business changed from a predominately refinance driven market to more of a resale driven market.

     The following table presents the percentages of title insurance premiums generated by our direct and agency operations:

	Year Ended December 31,
	2003		2002		2001
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Direct(1)	$2,400,870	50.7%	$1,610,792	45.4%	$1,291,276	47.9%
Agency(1)	2,337,381	49.3	1,936,937	54.6	1,403,203	52.1

Total title insurance premiums	$4,738,251	100.0%	$3,547,729	100.0%	$2,694,479	100.0%

(1)	Includes premiums reported in the title segment and lender outsourcing solutions segment

     Our mix of direct and agency title insurance premiums changed in 2003 primarily as a result of our acquisition of ANFI in March 2003, and the inclusion of ANFI’s title insurance premiums as direct title insurance premiums in 2003 and the acquisitions of LSI and Key Title in 2003. In 2002 and 2001, ANFI’s title insurance premiums were included in agency title insurance premiums.

     Trends in escrow and other title related fees are primarily related to title insurance activity generated by our direct operations. Escrow and other title related fees during the three-year period ended December 31, 2003, fluctuated in a pattern generally consistent with the fluctuation in direct title insurance premiums and order counts. Escrow and other title related fees were $1,056.4 million, $789.7 million and $651.9 million, respectively, during 2003, 2002 and 2001.

     Revenues from financial institution software and services relate primarily to revenues from Fidelity Information Services, Inc. (“FIS”), which we acquired on April 1, 2003. As such, the results of operations of FIS are included in the Consolidated Financial Statements for the period from April 1, 2003, through December 31, 2003. See Note B of Notes to Consolidated Financial Statements. Also included are revenues from our Empower and SoftPro software. Revenues from financial software and services in 2003, 2002 and 2001 were $700.4 million, $12.4 million and $2.4 million, respectively. The 2003 increase in revenues is largely attributable to our acquisition of FIS on April 1, 2003, which generated $663.4 million in revenues from April 1, 2003 to December 31, 2003. The increase in 2003 revenue is also the result of including a full year of revenue from Empower, which was acquired during November 2002. Revenues from financial institution software and services increased $10.0 million in 2002 over 2001. The increase in 2002 revenues is primarily the result of the sales of our Softpro software.

     Revenues from our lender outsourcing solutions primarily relate to our loan facilitation services and revenues from our default management services. Including title premiums reported as part of this segment, revenues from lender outsourcing solutions were $604.4 million, $214.2 million and $124.1 million in 2003, 2002 and 2001, respectively. Loan facilitation services contributed $343.6 million of the increase in 2003 and a substantial portion of this growth was attributable to the successful launch of a new automated process for performing title agency services in connection with loan refinancings for borrowers who meet specific criteria. This segment earned $188.7 million in revenues from this automated process in 2003, benefiting from the favorable interest rate environment that contributed to a large volume of refinance activity. In addition, default management revenue in 2003 increased $46.6 million to $152.3 million as a result of organic growth in the majority of our default businesses. The revenue increase in 2002 from 2001 was primarily the result of internal growth in our default management businesses.

     Revenues from information services generally trend closely with the level and mix of business, as well as the performance, of our title related subsidiaries. Revenues from information services in 2003, 2002 and 2001 were $545.2 million, $369.5 million and $247.4 million, respectively. Revenues in this segment have benefited from the increased levels of real estate activity over the past few years due partially to the favorable interest rate environment. The 2003 increase in revenue of $175.7 million resulted primarily from acquisitions made in 2003 and 2002 and organic growth in our real estate tax services, flood services, property data and disclosure services. The increase in revenues from 2002 to 2001 was primarily a result of our acquisition of Vista in August 2001 and acquisitions of other businesses and organic growth due to the favorable interest rate environment.

     Revenues from specialty insurance were $135.2 million, $46.1 million and $34.7 million in 2003, 2002 and 2001, respectively, and include revenues from the issuance of flood, home warranty and homeowners insurance policies. Specialty insurance revenue increased in 2003 as compared with 2002 as a result of our January 2003 acquisition of Bankers and FCIC, which gave us the ability to issue new and renewal flood insurance policies. The increase in revenue in 2002 as compared with 2001 is due to an increase in our home warranty revenue.

     Interest and investment income levels are primarily a function of securities markets, interest rates and the amount of cash available for investment. Interest and investment income in 2003 was $60.3 million, compared with $74.6 million in 2002, a decrease of $14.3 million, or 19.1%. Average invested assets increased 14.7% to $3,101.5 million, from $2,704.9 million in 2002. The tax equivalent yield in 2003, excluding realized gains and losses was 2.4% as compared with 3.4% in 2002 and 4.8% in 2001. Interest and investment income decreased $15.1 million, or 16.8% in 2002 to $74.6 million from $89.6 million in 2001. Average invested assets increased 23.1% in 2002 from $2,196.9 million in 2001. The decrease in interest and investment income in 2003 and 2002, despite the increase in average invested assets in both years, is due to a decrease in interest income reflecting lower interest rates in 2003 as compared with 2002 and 2002 as compared with 2001.

     Net realized gains and losses for 2003, 2002 and 2001 were $106.4 million, $15.5 million and $9.8 million, respectively. Net realized gains in 2003 includes a $51.7 million realized gain as a result of InterActive Corp’s acquisition of Lending Tree Inc. and the subsequent sale of our Interactive Corp. common stock and a realized gain of $25.0 million on the sale of New Century Financial Corporation common stock. Also included in net realized gains for 2003 is an $8.9 million loss as a result of the disposal of assets in connection with the migration of data center operations from FNIS to FIS. See Note B of Notes to Consolidated Financial Statements.

     Net realized gains in 2002 includes a $3.1 million gain recognized on our investment in Santa Barbara Restaurant Group, Inc. (“SBRG”) common stock as a result of the merger between SBRG and CKE Restaurants, Inc. (“CKE”) and a $3.4 million gain on the sale of a portion of our CKE common stock in the second quarter of 2002. Net realized gains in 2002 were partially offset by other-than-temporary impairment losses of $11.3 million on CKE recorded during the fourth quarter of 2002 and $3.3 million recorded on MCI WorldCom bonds in the second quarter of 2002.

     Other income represents revenue generated by other smaller business, including our leasing business, that are not included in a specific business segment. Other income was $56.8 million in 2003, $59.7 million in 2002 and $53.6 million in 2001.

      Expenses. The following table presents the components of our expenses:

	Year Ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Personnel costs	$2,465,026	$1,476,430	$1,187,177
Other operating expenses	1,707,512	1,021,893	829,433
Agent commissions	1,823,241	1,521,573	1,098,328
Provision for claim losses	255,694	177,391	134,724
Goodwill amortization	—	—	54,155
Interest expense	43,103	34,053	46,569

Total expenses	$6,294,576	$4,231,340	$3,350,386

      Our operating expenses consist primarily of personnel costs, other operating expenses and agent commissions, which are incurred as orders are received and processed. Title insurance premiums, escrow and other title related fees are generally recognized as income at the time the underlying transaction closes. As a result, revenue lags approximately 45-60 days behind expenses and therefore gross margins may fluctuate. The changes in the market environment, mix of business between direct and agency operations and the contributions from our various business units have impacted margins and net earnings. We have implemented programs and have taken necessary actions to maintain expense levels consistent with revenue streams. However, a short time lag does exist in reducing variable costs and certain fixed costs are incurred regardless of revenue levels.

      Personnel costs include base salaries, commissions, benefits and bonuses paid to employees, and are one of our most significant operating expenses. These costs generally fluctuate with the level of orders opened and closed and with the mix of revenue. Personnel costs totaled $2,465.0 million, $1,476.4 million and $1,187.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. Personnel costs, as a percentage of total revenue, were 32.0% in 2003, and remained relatively consistent in 2002 and 2001 at 29.1% and 30.6%, respectively. The increase in personnel costs as a percentage of total revenue in 2003 can be attributed to the substantial increase in open order volumes and the incremental personnel costs associated with our acquisition of FIS and our various other acquisitions made during 2003, which have higher personnel costs as a percentage of revenue. In addition, during 2003, personnel costs include $7.9 million of relocation expenses. See Note A of Notes to Consolidated Financial Statements. Further, as a result of adopting SFAS No. 123 during 2003, included in personnel costs for 2003 is approximately $6.2 million in compensation cost. See Note L of Notes to Consolidated Financial Statements. We have taken significant measures to maintain appropriate personnel levels and costs relative to the volume and mix of business while maintaining customer service standards and quality controls. As such, with the decline in open orders on refinance transactions resulting from the increase in mortgage interest rates during the second half of 2003, we began reducing personnel costs with the reduction of approximately 22% of the title and escrow workforce from July to December of 2003. This reduction in title and escrow workforce partially offset the increase in personnel costs in 2003 over 2002. Personnel costs by segment as a percentage of total personnel costs for 2003 were as follows: 67.5% for title; 17.0% for financial institution software and services; 5.9% for lender outsourcing solutions; 6.6% for information services, .8% for specialty insurance and 2.3% for corporate and other. We will continue to monitor prevailing market conditions and will adjust personnel costs in accordance with activity.

      Other operating expenses consist primarily of facilities expenses, title plant maintenance, premium taxes (which insurance underwriters are required to pay on title premiums in lieu of franchise and other state taxes), postage and courier services, computer services (including personnel costs associated with information technology support), professional services, advertising expenses, general insurance, depreciation and trade and notes receivable allowances. Other operating expenses increased as a percentage of total revenue to 22.1% in 2003 from 20.1% in 2002 and decreased in 2002 from 21.4% in 2001. The increase in other operating expenses as a percentage of total revenue in 2003 is consistent with the increase in personnel costs as a percentage of total revenue. In addition, during 2003, other operating expenses include $17.4 million and $5.0 million of data center migration costs and relocation expenses, respectively; and $7.9 million in expenses relating to the write-off of assets. See Notes A and B of Notes to Consolidated Financial Statements. Other operating expenses by segment as a percentage of total other operating expenses for 2003 were as follows: 48.8% for title; 10.8% for financial institution software and services; 13.1% for lender outsourcing solutions; 19.1% for information services, 5.7% for specialty insurance and 2.6% for corporate and other. The decrease in other operating expenses as a percentage of total revenue in 2002 from 2001 is primarily the result of efficiencies gained due to the change in our cost structure following the addition of the Chicago Title operations.

      Agent commissions represent the portion of premiums retained by agents pursuant to the terms of their respective agency contracts. Agent commissions and the resulting percentage of agent premiums we retain vary according to regional differences in real estate closing practices and state regulations.

      The following table illustrates the relationship of agent premiums and agent commissions:

	Year Ended December 31,

	2003		2002		2001

	Amount	%	Amount	%	Amount	%

	(Dollars in thousands)
Agent premiums	$2,337,381	100.0%	$1,936,937	100.0%	$1,403,203	100.0%
Agent commissions	1,823,241	78.0	1,521,573	78.6	1,098,328	78.3

Premiums we retain	$514,140	22.0%	$415,364	21.4%	$304,875	21.7%

      The provision for claim losses includes an estimate of anticipated title and title related claims and escrow losses. The estimate of anticipated title and title related claims is accrued as a percentage of title premium revenue based on our historical loss experience and other relevant factors. We monitor our claims loss experience on a continual basis and adjust the provision for claim losses accordingly. During the second quarter of 2003, we increased our claim loss provision as a percentage of total title premiums to 5.5% to cover the expanded variety of title insurance products we offer. Our claim loss provision as a percentage of total title premiums was 5.4% in 2003 and 5.0% in 2002 and 2001.

      A summary of the reserve for claim losses follows:

	Year Ended December 31,

	2003	2002	2001

	(Dollars in thousands)
Beginning balance	$887,973	$881,053	$907,482
Reserves assumed	8,622 (1)	—	—
Claim loss provision related to:
Current year	241,773	207,290	161,669
Prior years	13,921	(29,899)	(26,945)

Total claim loss provision	255,694	177,391	134,724
Claims paid, net of recoupments related to:
Current year	(11,946)	(10,058)	(9,387)
Prior years	(200,126)	(160,413)	(151,766)

Total claims paid, net of recoupments	(212,072)	(170,471)	(161,153)

Ending balance	$940,217	$887,973	$881,053

Provision for claim losses as a percentage of title insurance premiums	5.4%	5.0%	5.0%

(1)	We assumed LSI’s and ANFI’s outstanding reserve for claim losses in connection with their acquisitions in 2003.

      The unfavorable development on the prior years’ loss reserves during 2003 reflects the slight increase in loss payments during 2003 on previous policy years, resulting in an increase in estimated ultimate losses in previous policy years. The favorable development on prior years’ loss reserves during 2002 and 2001 was attributable to lower than expected payment levels on recent issue years, which included periods of increased resale activity as well as a high proportion of refinance business. As a result, title policies issued in prior years have been replaced by the more recently issued policies, therefore generally terminating much of the loss exposure on the previously issued policies.

      Interest expense for the years ended December 31, 2003, 2002 and 2001 was $43.1 million, $34.1 million and $46.6 million, respectively. The increase in interest expense in 2003 is attributable to the increase in outstanding notes payable as a result of the issuance of $250.0 million, aggregate principal amount of 5.25% notes in March 2003 (see Note G of Notes to Consolidated Financial Statements), which was partially offset by the decline in interest rates. The decrease in interest expense in 2002 is attributable to the decrease in outstanding notes payable and the decline in interest rates.

      As a result of adopting SFAS No. 142, we did not record goodwill amortization in 2003 and 2002. See Note A of Notes to Consolidated Financial Statements. Goodwill amortization was $54.2 million in 2001 and includes an $8.0 million pretax write-off associated with the discontinuance of two businesses in the fourth quarter of 2001.

      Income tax expense as a percentage of earnings before income taxes for 2003, 2002 and 2001 was 38.0%, 36.0% and 40.1%, respectively. The fluctuation in income tax expense as a percentage of earnings before income taxes is attributable to our estimate of ultimate income tax liability, and the characteristics of net earnings — i.e., the acquisition of FIS, operating income versus investment income, as well as the elimination of goodwill amortization consistent with SFAS No. 142. The increase in 2003 as compared with 2002 is due to an increase in the state income tax rate and the effect of foreign taxes as a result of our various acquisitions in 2003.

      Minority interest for 2003, 2002 and 2001 was $19.0 million, $13.1 million and $3.0 million, respectively. The increase in minority interest in 2003 and 2002 is primarily attributable to increased earnings of our majority-owned subsidiaries. A substantial part of our minority interest expense was as a result of the former minority interest in FNIS, which we acquired on September 30, 2003.

Liquidity and Capital Resources

      Cash Requirements. Our cash requirements include debt service, operating expenses, taxes, capital expenditures, systems development, treasury stock repurchases, lease securitizations, business acquisitions and dividends on our common stock. We believe that all anticipated cash requirements for current operations will be met from internally generated funds, through cash dividends from subsidiaries, cash generated by investment securities and bank borrowings through public debt offerings and existing credit facilities. Our short-term and long-term liquidity requirements are monitored regularly to match cash inflows with cash requirements. We forecast the daily needs of all of our subsidiaries and periodically review their short-term and long-term projected sources and uses of funds, as well as the asset, liability, investment and cash flow assumptions underlying these projections.

      We have $500.0 million of capacity under a shelf registration statement that may be used, subject to market conditions, to issue debt or other securities at our discretion. We presently intend to use the proceeds from the sale of any securities under the shelf registration statement primarily to finance strategic opportunities. While we seek to give ourselves flexibility with respect to meeting such needs, there can be no assurance that market conditions would permit us to sell such securities on acceptable terms at any given time, or at all.

      Our two significant sources of internally generated funds are dividends and distributions from our subsidiaries. As a holding company, we receive cash from our subsidiaries in the form of dividends and as reimbursement for operating and other administrative expenses we incur. The reimbursements are executed within the guidelines of management agreements among us and our subsidiaries. Our insurance subsidiaries are restricted by state regulation in their ability to pay dividends and make distributions. Each state of domicile regulates the extent to which our title underwriters can pay dividends or make other distributions to us. As of December 31, 2003, $1,522.3 million of our net assets are restricted from dividend payments without prior approval from the Departments of Insurance. During 2004, our title subsidiaries can pay or make distributions to us of approximately $247.3 million. Our underwritten title companies, financial institution processing and outsourcing companies and real estate information service companies collect revenue and pay operating expenses. However, they are not regulated to the same extent as our insurance subsidiaries. Positive cash flow from these subsidiaries is invested primarily in cash and cash equivalents.

      Seasonality. Historically, real estate transactions have produced seasonal revenue levels for title insurers. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The fourth calendar quarter is typically the strongest in terms of revenue due to commercial entities desiring to complete transactions by year-end. Significant changes in interest rates may alter these traditional seasonal patterns due to the effect the cost of financing has on the volume of real estate transactions.

      Financing. On November 5, 2003 we entered into a new credit agreement providing for a $700.0 million, 5-year revolving credit facility due November 4, 2008. The credit agreement bears interest at a variable rate based on the debt ratings assigned to us by certain independent agencies, and is unsecured. The current interest rate under the credit agreement is LIBOR plus 0.50%. As of December 31, 2003, $75.0 million was outstanding under our credit agreement and we have $625.0 million in borrowings available to us. Our credit agreement imposes certain affirmative and negative covenants on us relating to current debt ratings, certain financial ratios related to liquidity, net worth, capitalization, investments, acquisitions and restricted payments, and certain dividend restrictions. As of December 31, 2003, we are in compliance with all of our debt covenants.

      On March 11, 2003, we issued $250.0 million aggregate principal amount of 5.25% notes. We received proceeds of approximately $246.2 million, after expenses, which was used to pay a portion of the $1,069.6 million purchase price for FIS (see “Recent Developments”). Interest is payable semiannually and the notes are due in March 2013.

      Contractual Obligations. Our financing obligations generally include our credit agreement and other debt facilities and operating lease payments on certain of our premises and equipment. Our purchase obligations for business acquisitions relate to the acquisition of Hansen and Aurum in the first quarter of 2004 for approximately $34.0 million and $305.0 million, respectively, the definitive agreement we entered into for the purchase of APTIC for approximately $115.0 million and the merger agreement we entered into with Sanchez for approximately $175.0 million (see “Recent Developments”). As of December 31, 2003, our required annual payments relating to these contractual obligations are as follows:

	2004	2005	2006	2007	2008	Thereafter	Total

	(Dollars in thousands)
Notes payable	$40,032	$10,209	$3,075	$33,063	$75,297	$497,510	$659,186
Operating lease payments	132,195	105,355	80,125	59,165	36,110	56,554	469,504
Purchase obligations for business acquisitions	629,000	—	—	—	—	—	629,000

Total	$801,227	$115,564	$83,200	$92,228	$111,407	$554,064	$1,757,690

      Capital Stock Transactions. On April 24, 2002, our Board of Directors approved a three-year stock repurchase program. Purchases were made by us from time to time in the open market, in block purchases or in privately negotiated transactions. From May 15, 2002, through December 31, 2002, we repurchased a total of 2,798,358 shares of common stock for $61.2 million, or an average price of $21.87. The amount repurchased includes 604,546 shares of common stock purchased from certain of our officers and directors during the third quarter of 2002, of which 228,181 shares were accepted as full payment for certain notes receivable, including accrued interest. In December 2002, we retired 774,908 of these shares held as treasury stock, totaling $14.3 million. For the year ended December 31, 2003, we repurchased 1,775,400 shares of common stock for $45.4 million, or an average price of $25.60. In the fourth quarter of 2003, we retired 989,450 treasury shares, totaling $27.3 million. As a result of an increase in our cash dividend per share we decided to suspend this stock repurchase program effective July 23, 2003, however effective December 18, 2003, we reinstated the stock repurchase program.

      On March 26, 2003, we issued 5,183,103 shares of our common stock in connection with the acquisition of ANFI, Inc. See Note B of Notes to Consolidated Financial Statements.

      On April 1, 2003, we issued 11,206,692 shares of our common stock to ALLTEL in connection with our acquisition of FIS. The common stock issued to ALLTEL is restricted for resale until April 1, 2004. See Note B of Notes to Consolidated Financial Statements.

      On September 30, 2003, we issued 14,292,858 shares of our common stock in connection with the acquisition of FNIS. See Note B of Notes to Consolidated Financial Statements.

      On January 27, 2004, our Board of Directors declared a 10% stock dividend to stockholders of record as of February 12, 2004, payable on February 26, 2004. On April 22, 2003, our Board of Directors declared a five-for-four (5:4) stock split payable May 23, 2003 to stockholders of record as of May 9, 2003. On April 24, 2002, our Board of Directors declared a 10% stock dividend to stockholders of record as of May 9, 2002, payable on May 23, 2002. All data with respect to earnings per share, dividends per share and share information, including price per share where applicable, in the Consolidated Financial Statements and Notes thereto have been retroactively adjusted to reflect the stock split and stock dividends.

      Additional Minimum Pension Liability Adjustment. Discount rates that are used in determining our December 31, 2003 projected benefit obligation and 2004 net periodic pension costs were based on prevailing interest rates as of December 31, 2003. Similar to prior years, we looked at the Moody’s Aa corporate bond index at that date as an appropriate basis in determining the discount rate. A decrease in the discount rate used at December 31, 2003 resulted in an additional minimum pension liability adjustment. As such, we recorded a net-of-tax charge of $10.0 million to accumulated other comprehensive earnings (loss) in 2003 in accordance with Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions”.

      Equity Investments. Our equity investments are in public companies whose security prices are subject to significant volatility. Should the fair value of these investments fall below our cost bases and/or the financial condition or prospects of these companies deteriorate, we may determine in a future period that this decline in fair value is other-than-temporary, requiring that an impairment loss be recognized in the period such a determination is made.

      Off-Balance Sheet Arrangements. We do not have any material off-balance sheet arrangements.

Critical Accounting Policies

      The accounting policies described below are those we consider critical in preparing our Consolidated Financial Statements. Certain of these policies require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of certain contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note A of Notes to the Consolidated Financial Statements for a more detailed description of our significant accounting policies that have been followed in preparing our Consolidated Financial Statements.

      Valuation of Investments. We regularly review our investment portfolio for factors that may indicate that a decline in fair value of an investment is other-than-temporary. Some factors considered in evaluating whether or not a decline in fair value is other-than-temporary include: (i) our ability and intent to retain the investment for a period of time sufficient to allow for a recovery in value; (ii) the duration and extent to which the fair value has been less than cost; and (iii) the financial condition and prospects of the issuer. Such reviews are inherently uncertain and the value of the investment may not fully recover or may decline in future periods resulting in a realized loss.

      Goodwill Recoverability. We have made acquisitions in the past that have resulted in a significant amount of goodwill. As of December 31, 2003 and 2002 goodwill was $1,926.5 million and $996.6 million, respectively. The majority of our goodwill as of December 31, 2002 relates to goodwill recorded in connection with the Chicago Title merger in 2000. The increase in goodwill from 2002 to 2003 is primarily from our acquisition of ANFI in March 2003, FIS in April 2003, and the acquisition of the minority interest of FNIS in September 2003. In connection with the acquisitions of Hansen and Aurum, which were completed in first quarter of 2004, APTIC, which we expect to close in the first quarter of 2004, and Sanchez, which we expect to close in April 2004, we anticipate that additional goodwill will be recorded. The process of determining whether or not an asset, such as goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Such projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. In evaluating the recoverability of goodwill, we perform an annual goodwill impairment test on our reporting units based on an analysis of the discounted future cash flows generated by the reporting units’ underlying assets. We have completed our annual goodwill impairment test on our reporting units at December 31, 2003 and have determined that each of our reporting units has a fair value in excess of its carrying value. Accordingly, no goodwill impairment has been recorded. Such analyses are particularly sensitive to changes in discount rates and investment rates. Changes to these rates might result in material changes in the valuation and determination of the recoverability of goodwill.

      Long-Lived Assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present, we estimate the future cash flows expected to be generated from the use of those assets and their eventual disposal. We would recognize an impairment loss if the future cash flows were less than the carrying amount. In 2003, we determined that the carrying value of certain of our intangible assets may not be recoverable and recorded a pre-tax expense of $7.9 million relating to the write-off of these assets.

      Reserve for Claim Losses. Our claim loss provision as a percentage of total title premiums was 5.4% in 2003 and 5.0% in 2002 and 2001. During 2003, we experienced unfavorable development of the prior years’ loss reserves as a result of a slight increase in loss payments during 2003 on previous policy years, resulting in an increase in estimated ultimate losses in previous policy years. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” and Note I of Notes to Consolidated Financial Statements for a summary of our reserve for claim losses at December 31, 2003, 2002 and 2001. Our reserve for claim losses includes known claims as well as losses we expect to incur, net of recoupments. Each known claim is reserved based on our review as to the estimated amount of the claim and the costs required to settle the claim. Reserves for claims that are incurred but not reported are established at the time premium revenue is recognized based on historical loss experience and other factors, including industry trends, claim loss history, current legal environment, geographic considerations and type of policy written. Loss provision rates are reviewed periodically and adjusted by management as experience develops or new information becomes known. Our independent actuaries perform projections of required reserves periodically during the year and at year-end. We compare these projections to the recorded reserves to evaluate their adequacy. Our reserves for claim losses are within the range projected by our independent actuaries.

      Revenue Recognition. Certain of our revenue recognition policies that pertain to our title and financial institution processing and outsourcing segments involve estimates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” for a discussion of our revenue recognition policies as it pertains to each of our segments.

Recent Accounting Pronouncements

      In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of Statement of Financial Accounting Standard No. 123” (“SFAS No. 148”). This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of Statement of Financial Accounting Standard No. 123 and Accounting Principles Board Opinion No. 28, “Interim Financial Reporting,” to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. In 2003, we have voluntarily adopted the fair value recognition provisions of SFAS No. 123, under the prospective method of transition as permitted by SFAS No. 148. See Note L of Notes to Consolidated Financial Statements.

      During 2002, the FASB Emerging Issues Task Force reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 provides an accounting model for an approach to determine whether a vendor should divide an arrangement with multiple deliverables into separate units of accounting. EITF 00-21 requires an analysis of whether a delivered item has stand-alone value to the customer, whether there is objective and reliable evidence of fair value for the undelivered items, and whether delivery of the undelivered items is probable and substantially in control of the vendor if the arrangement includes a general right of return relative to the delivered item. Companies are required to adopt EITF 00-21 for fiscal periods beginning after June 15, 2003. Companies may apply EITF 00-21 prospectively to new arrangements initiated after the date of adoption or as a cumulative-effect adjustment. The adoption of EITF 00-21 did not have a material effect on our financial statements.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which addresses consolidation by business enterprises of variable interest entities (“VIEs”) either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (“Revised Interpretations”) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretation or the Revised Interpretations.

However, the Revised Interpretations must be applied no later than our first quarter of 2004. VIEs created after January 1, 2004 must be accounted for under the Revised Interpretations. Special Purpose Entities (SPEs”) created prior to February 1, 2003 may be accounted for under the original or Revised Interpretation’s provision no later than our fourth quarter of 2003. Non-SPEs created prior to February 1, 2003, should be accounted for under the Revised Interpretation’s provisions no later than our first quarter of 2004. The adoption of FIN 46 did not have a material effect on our financial statements.

      In December 2003, Financial Accounting Standards Board Statement No. 132 (revised), “Employees’ Disclosures about Pensions and Other Postretirement Benefits,” (“SFAS No. 132”) was issued. SFAS No. 132 (revised) prescribes employers’ disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. SFAS No. 132 (revised) retains and revises the disclosure requirements contained in the original Statement 132. It also requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. SFAS No. 132 (revised) is effective for fiscal years ending after December 15, 2003. Our disclosures in Note L of Notes to Consolidated Financial Statements incorporate the requirements of SFAS No. 132 (revised).

      As of December 31, 2003, we adopted the disclosure provisions of Emerging Issues Task Force No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF No. 03-1”), which resulted in additional disclosures regarding our evaluation of impairment of debt and equity securities. Our disclosures in Note C of Notes to Consolidated Financial Statements incorporate the requirements of EITF No. 03-1.